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                               DRUG EMPORIUM, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                 - Exhibit 11 -

                                                       Three Months Ended            Six Months Ended
                                                   August 30,     August 31,     August 30,     August 31,
                                                      1997           1996           1997           1996
                                                   ----------     ----------     ----------     ----------
                                                                         (Unaudited)
                                                            (In thousands, except per share data)
Primary:
   Weighted average number of common shares
   outstanding .............................         13,180         13,184         13,180         13,184

   Net effect of dilutive stock options --
   based on treasury stock method using
   estimated average market price ............           (a)            (a)            (a)            (a)
                                                    -------        -------        -------        -------
   Weighted average common and common
   equivalent shares ............................    13,180         13,184         13,180         13,184
                                                    =======        =======        =======        =======
   Net income ..............................        $   274        $   250        $   802        $   751
                                                    =======        =======        =======        =======
   Net income per common and common
   equivalent share ........................        $   .02        $   .02        $   .06        $   .06
                                                    =======        =======        =======        =======

Fully Diluted:
   Weighted average number of common shares
   outstanding .............................         13,180         13,184         13,180         13,184

   Net effect of dilutive stock options --
   based on treasury stock method using
   closing market price ....................             (a)            (a)            (a)            (a)
                                                    -------        -------        -------        -------
   Fully diluted shares ....................         13,180         13,184         13,180         13,184
                                                    =======        =======        =======        =======
   Net income ..............................        $   274        $   250        $   802        $   751
                                                    =======        =======        =======        =======
   Net income per common share assuming full
   dilution ................................        $   .02        $   .02        $   .06        $   .06
                                                    =======        =======        =======        =======

(a) Excluded as amounts are antidilutive.